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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                                 About.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   003736 10 5
                            --------------------------
                                 (CUSIP Number)


                                October 29, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

      |X| Rule 13d-2

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the Notes).

CUSIP NO. 003736  10  5


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)


     SCOTT KURNIT
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [_]
                                                                        (b)  [X]

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization


     USA
--------------------------------------------------------------------------------
  Number of    5.   Sole Voting Power

   Shares
               -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                               1,464,766*

  Owned by
               -----------------------------------------------------------------
    Each       7.   Sole Dispositive Power                            1,464,766*

  Reporting
               -----------------------------------------------------------------
   Person      8.   Shared Dispositive Power

    With:
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person     1,464,766



--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                          [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      6.6%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN



--------------------------------------------------------------------------------
* Includes 162,669 shares issuable upon the exercise of options exercisable within 60 days of the date of this filing.

ITEM 1.

   (a)    Name of Issuer
               About.com, Inc.

   (b)    Address of Issuer's Principal Executive Offices
               1440 BROADWAY, 19TH FLOOR, NEW YORK, NY 10018


ITEM 2.

   (a) - (c)   Name, Address of Principal Business Offices, and
               Citizenship/Place of Organization of Persons Filing


               SCOTT KURNIT
               C/O ABOUT.COM, INC.
               1440 BROADWAY, 19TH FLOOR
               NEW YORK, NY  10018


   (d)    Title of Class of Securities
               COMMON STOCK

   (e)    CUSIP Number
               003736 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      Not Applicable.


ITEM 4.   OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      The information in items 1 and 5-11 on the Reporting Person's cover page of this Schedule 13G/A is hereby incorporated by reference.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not Applicable.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not Applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not Applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

      Not Applicable.


ITEM 10.  CERTIFICATION.

      Not Applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                            February 1, 2001
                                            ----------------------------------
                                            Date

                                            /s/ Scott Kurnit
                                            ----------------------------------
                                            Scott Kurnit























      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)